Exhibit 3.1 - Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Lee Enterprises, Incorporated, effective as of March 12, 2021

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION

OF

LEE ENTERPRISES, INCORPORATED

Lee Enterprises, Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does herby certify as follows:

1.    The name of the Corporation is Lee Enterprises, Incorporated, and the date on which the original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware was September 22, 1950. The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the DGCL and was filed in the office of the Secretary of State of the State of Delaware on January 30, 2012.

2.    The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable that the Amended and Restated Certificate of Incorporation be amended as set forth herein and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

3.    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking the first paragraph of Article FOURTH and substituting in lieu thereof the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 15,500,000 shares, consisting of 500,000 shares of Serial Convertible Preferred Stock, without par value, 12,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 3,000,000 shares of Class B Common Stock, par value $2.00 per share (“Class B Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, each ten (10) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). Fractional shares shall be issued in connection with the Reverse Stock Split to the extent permissible under the rules of any applicable securities depository or other settlement system. To the extent fractional shares resulting from the Reverse Stock Split are not permitted by the rules of any applicable securities depository or other settlement system, those fractional shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) and book entries representing issued and outstanding stock (“Book Entries”) shall thereafter be converted to Book Entries representing that number of shares of Common Stock into which the shares of Common Stock resulting from the Reverse Stock Split are combined.”

4.    Pursuant to a resolution of the Board of Directors of the Corporation, the amendment of the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of 5:00 p.m. Eastern time on March 12, 2021.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 9th day of March, 2021.

LEE ENTERPRISES, INCORPORATED By: /s//C. D. Waterman III C. D. Waterman III, Secretary

2